Exhibit 99.1

PRESS RELEASE
Editorial Contact:	For Release:
Leen Simonet	IMMEDIATE
(408) 764-4161	January 31, 2007
No. 1077

Coherent, Inc. Reports Selected Financial Information for the First Fiscal Quarter 2007

Coherent, Inc. (Santa Clara, CA) (NASDAQ:COHR) today announced unaudited selected financial results for its first fiscal quarter 2007 ended December 30, 2006.

Net sales for the first quarter of fiscal 2007 totaled $147.6 million, an increase of 12.7% compared to $131.0 million reported in the first quarter of fiscal 2006 and a sequential decrease of 6.6% as compared to $158.0 million in the fourth quarter of fiscal 2006.

Orders received during the quarter ended December 30, 2006 of $136.2 million increased 3.5% from the same prior year period and decreased 10.8% compared to the immediately preceding fourth quarter of fiscal 2006. Backlog was $189.8 million at December 30, 2006 compared to a backlog of $199.1 million at September 30, 2006 and $192.8 million at December 31, 2005.

At December 30, 2006, Coherent’s cash, cash equivalents and short-term investments totaled $521.8 million representing an increase of $26.6 million compared to the prior quarter ended September 30, 2006.

John Ambroseo, Coherent’s President and Chief Executive Officer said, “Following a strong performance in our fourth fiscal quarter, the first quarter yielded typical seasonal results for sales and bookings.  Our cash generation was excellent as we added to our considerable cash balance.  We expect to deploy part of this cash in acquisitions, which over the longer-term, are expected to create the greatest value for our shareholders.”

Ambroseo continued, “As was evidenced by the Photonics West trade show last week in San Jose, California, customer interest in new and existing products remains positive and the mood amongst the exhibitors was buoyant.  We believe the convergence of applications, performance and cost of ownership will lead to growing opportunities for the photonics industry.”

As previously mentioned, during the fourth fiscal quarter press release, Coherent initiated an independent review by a special committee of its board of directors of the company’s historical stock option practices and related accounting.  The company requested the independent review following an internal review of its historical stock option practices, which was a voluntary review initiated in light of news of the option practices of numerous companies across several industries.  Independent counsel and advisors are assisting the special committee with its review.  At this time, Coherent has not determined if it needs to record any non-cash adjustments related to prior stock option grants or to restate any of its previously filed financial statements. The company will provide only selected financial information while the special committee completes its review.

Coherent’s conference call scheduled for 1:30 p.m. PT today will include discussions relative to the current selected financial information and some comments regarding forward looking guidance on future operating performance.

The statements in this press release that relate to future plans, events or performance, including statements such as Coherent expects to deploy part of this cash in acquisitions, which over the longer-term, are expected to create the greatest value for our shareholders, customer interest in new and existing products remains positive, and we believe the convergence of applications, performance and cost of ownership will lead to growing opportunities for the photonics industry, are forward-looking statements.  Factors that could cause actual results to differ materially include risks and uncertainties, including risks associated with general market and business conditions, determinations by Coherent to utilize its cash in ways other than acquisitions, currency adjustments, contract cancellations, customer payments and acceptance of our products, manufacturing risks, competitive factors, and uncertainties pertaining to customer orders, demand for products and services, and development of markets for the company’s products and services, the final conclusions of the special committee (and the timing of such conclusions) concerning matters relating to the company’s stock option grants and other risks identified in the company’s SEC filings.  Actual results, events and performance may differ materially.  Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof.  The company undertakes no obligation to update these forward-looking statements as a result of events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.  As noted above, a special committee of the board of directors has initiated an independent review regarding the company’s historical stock option practices and related accounting. There can be no assurance that the outcome of this review will not result in a change to or restatement of financial results provided by Coherent for this or any historical period. In addition, the review and possible conclusions may have an impact on the amount and timing of previously awarded stock-based compensation and other additional expenses to be recorded; accounting adjustments to the company’s financial statements for the periods in question; the Company’s ability to file required reports with the SEC on a timely basis; the company’s ability to meet the requirements of the Nasdaq Stock Market for continued listing of its shares; potential claims and proceedings relating to such matters, including shareholder litigation and action by the SEC and/or other governmental agencies; and negative tax or other implications for the  Company resulting from any accounting adjustments or other factors.

Readers are encouraged to refer to the risk disclosures described in the company’s Registration Statement on Form S-3 (as amended and filed with the SEC on October 4, 2006) and the reports on Forms 10-K, 10-Q and 8-K, as applicable and as filed from time-to-time by the company.Founded in 1966, Coherent, Inc. is a Standard & Poor’s SmallCap 600 company and a world leader in providing photonics based solutions to the commercial and scientific research markets. Please direct any questions to Leen Simonet, Chief Financial Officer at 408-764-4161. For more information about Coherent, visit the company’s Web site at http://www.coherent.com/ for product and financial updates.

5100 Patrick Henry Dr. . P. O. Box 54980, Santa Clara, California  95056–0980 . Telephone (408) 764-4000